Exhibit 9.1
VOTING TRUST AGREEMENT
(Series B Preferred)
     THIS VOTING TRUST AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2005, by and among GLOBAL ENERGY GROUP, Inc., a Delaware corporation (the “Corporation”); GLOBAL ENERGY ACQUISITION GROUP, L.L.C., an Oklahoma limited liability company (“GEAG”), RECAP GROUP, L.L.C., a Texas limited liability company (“Recap”), CAZATUR GROUP, L.L.C., a Texas limited liability company, (“Cazatur”), ALLEN WHEELER, an individual (“Wheeler”) (“GEAG, Recap, Cazatur and Wheeler are collectively, the “Series B Holders”); and CND, L.L.C., an Oklahoma limited liability company, as trustee (together with any successor-in-interest, the “Trustee”), to be effective as of the date set forth in paragraph 4 of this Agreement.
W I T N E S S E T H
     WHEREAS, the Series B Holders owns all of the issued and outstanding shares of the Corporation’s 6% Redeemable Preferred Stock, Series B (the “Series B Preferred”), as follows:

Number of Shares
Series B Holders	of Series B Preferred
GEAG	840,282
Recap	580,000
Cazatur	580,000
Wheeler	840,000

2,840,282
     WHEREAS, Quest Capital Alliance, L.L.C., a Missouri limited liability company (“Quest”), Robert J. Smith, an individual (“Smith”), Joseph H. Richardson, an individual (“Richardson”), and Peter E. Toomey, an individual (“Toomey”) (Quest, Smith, Richardson and Toomey are together, the “Series A Holders”), being the holders of all of the issued and outstanding shares of the Corporation’s 6% Redeemable Preferred Stock, Series A (the “Series A Preferred”), are parties to a Voting Trust Agreement, dated January 30, 2004 (the “Series A Voting Trust”), pursuant to which the Series A Holders have authorized the trustee of the Series A Voting Trust to vote the shares of Series A Preferred owned of record by the Series A Holders, subject to certain restrictions;
     WHEREAS, the Series B Holders wish to delegate and assign to the Trustee certain of their respective its voting rights with respect to the Series B Preferred by depositing all certificates representing shares of Series B Preferred now or hereafter owned by such Series B Holders (the “Shares”) in a voting trust and by designating the Trustee, as trustee thereof, on substantially the same terms and conditions as the Series A Holders have delegated and assigned their voting rights with respect to the Series A Preferred to the trustee of the Series A Voting Trust; and

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Certain Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the respective meanings assigned to such terms in, or in documents referred to in, the Series A Voting Trust.
2. Creation of Voting Trust. Subject to the terms and conditions of this Agreement, a voting trust (the “Series B Voting Trust”) is hereby created and established in accordance with Section 218 of the Delaware General Corporation Law. The Trustee accepts the trust created by this Agreement and agrees to its appointment as Trustee. Upon the execution of this Agreement, the Trustee shall file an executed counterpart of this Agreement (and every supplemental or amendatory agreement) at the Corporation’s principal office and at the Corporation’s registered office in the Stated of Delaware. The copy of this Agreement so filed shall be open to inspection at any reasonable time by any stockholder of the Corporation, the holder of any Voting Trust Certificates(s) (as defined in this Agreement) or any holder of a beneficial interest in the Series B Voting Trust, in person or by agent or attorney, as provided in Section 218 of the Delaware General Corporation Law. The Trustee shall also maintain, or cause to be maintained, such other records and books as are necessary or appropriate to enable the Trustee to carry out the terms and provisions of this Agreement.
3. Voting Trust Terms. To the extent not inconsistent with this Agreement, or except as otherwise provided herein, the provisions contained in the following Sections of the Series A Voting Trust are hereby incorporated in this Agreement, mutatis mutandis, and made a part of this Agreement and shall govern the voting of the Shares by the Trustee:
2.2 “Deposit of Shares; Voting Trust Certificates;”
2.3 “Transfer or Exchange of Voting Trust Certificates;”
2.4 “Registration of Holders;”
2.5 “Replacement of Voting Trust Certificate;”
3.1 “Voting of Shares;”
3.2 “Dividends and Distributions;”
3.3 “Expenses; Exculpation, etc.;”
4.1 “Term of Voting Trust;”
4.2 “Release of Securities for Sale;”
5.1 “Entire Agreement; Amendment;”
5.2 “Binding Effect; Assignment;”
5.3 “Notices;”
5.4 “Severability;”
5.5 “Specific Enforcement;” and
Exhibit A – Voting Trust Certificate.
4. Effective Date. This Agreement and the Series B Voting Trust created under the terms of this Agreement will be effective upon the closing of acquisition by the Corporation of all of the membership interests in Global Energy Distribution Group, L.L.C., a Texas limited liability company, pursuant to the terms of the Securities Purchase Agreement, dated effective July 1, 2005, by and among the Corporation, the Trustee, Recap, Cazatur, Wheeler, Smith and Quest.
5. Further Assurances. Each of the parties shall at any time, and from time to time, execute and deliver such further documents, instruments, and certificates, and do such further acts as may be reasonably necessary or appropriate to affect the purposes of this Agreement.
6. Headings. The headings of the paragraphs of this Agreement are inserted for convenience of the reference only and do not form a part or affect the meaning hereof.
7. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims and disputed relating thereto, shall be governed by and construed in accordance with the local laws (and not the laws of conflicts) of the State of Delaware.
8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument. Facsimile signatures shall have the full force and effect of an original signature.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBAL ENERGY ACQUISITION GROUP, L.L.C., an Oklahoma limited liability company
By:	/s/ Henry M. Burkhalter
Henry M. Burkhalter, Manager

By:	/s/ David E. Webb
David E. Webb, Manager

GLOBAL ENERGY GROUP, INC., a Delaware corporation
By:	/s/ John R. Bailey
John R. Bailey, President

CND, L.L.C., an Oklahoma limited liability company
By:	/s/ Jim Majewski
Jim Majewski, Manager

RECAP GROUP, L.L.C., a Texas limited liability company
By:	/s/ David Webb
David Webb, Member

CAZATUR GROUP, L.L.C., a Texas limited liability company
By:	/s/ Henry Burkhalter
Henry Burkhalter, Member

/s/ Allen Wheeler
ALLEN WHEELER, an individual

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